EXECUTION COPY

Nuveen

SERVICES AGREEMENT NUSHARES ETF TRUST and CITI FUND SERVICES OHIO, INC. and CITIBANK, N.A.

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	SERVICES AND RELATED TERMS AND CONDITIONS	1

3.	CLIENT COMMUNICATIONS	3

4.	COMPLIANCE WITH LAWS; ADVICE	4

5.	COMMUNICATIONS AND REPORTS TO CLIENT; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY	4

6.	SCOPE OF RESPONSIBILITY	8

7.	INDEMNITY	10

8.	FEES AND EXPENSES	11

9.	REPRESENTATIONS	12

10.	TERM AND TERMINATION	13

11.	GOVERNING LAW AND JURISDICTION	14

12.	MISCELLANEOUS	14

Schedule 1	Definitions

Schedule 2	Services

Schedule 3	Dependencies

Schedule 4	Confidentiality and Data Privacy Conditions

THIS SERVICES AGREEMENT is made on September 1, 2023 by and among Nushares ETF Trust (the “Client”), Citi Fund Services Ohio, Inc. (“CFSO”), and Citibank, N.A. (“Citibank”), together with CFSO, the “Service Provider” or “Citi” and, with the Client, the “Parties” or individually, a “Party”). If more than one Client has signed this Agreement, this Agreement shall be considered a separate agreement between the Service Provider and each Client, and no Client shall be (i) liable for the obligations of any other Client or (ii) entitled to the benefits conferred under this Agreement on any other Client.

WHEREAS, the Client is authorized to issue shares (“Shares”) in separate portfolio or series of the Client (each, a “Fund,” and together with all other series subsequently established by the Client and made subject to this Agreement, the “Funds”);

WHEREAS, this Agreement shall apply to each Fund set forth on the annex to Schedule 2 attached hereto;

WHEREAS, the Client will issue and redeem Shares of each Fund only in aggregations of Shares known as “Creation Units”, as more fully described in the currently effective prospectus and statement of additional information of the Client and each Fund (collectively, the “Prospectus”);

WHEREAS, the Client desires to appoint CFSO as fund administrator, transfer agent and fund accountant of the assets of each Fund;

WHEREAS, the Client desires to appoint Citibank as transfer agent for the assets of each Fund; and

WHEREAS, Service Provider is willing to accept such appointment on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties, intending to be legally bound, mutually covenant and agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1

Definitions. Schedule 1 contains capitalized terms that have the meanings set forth therein. Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth elsewhere in this Agreement.

1.2	Interpretation.

1.2.1

The schedules, exhibits and annexes to the Agreement are expressly made a part of this Agreement. In the event of any inconsistency between this Agreement and any schedule, exhibit or annex, the relevant terms of the schedule, exhibit or annex shall prevail; provided, that no provision of any such schedule, exhibit or annex shall prevail over clause 6 (Scope of Responsibility) or clause 7 (Indemnity) of this Agreement unless such provision specifically references such clause of this Agreement in relation to the provisions of such schedule, exhibit or annex intended to prevail over such clause.

1.2.2	The headings in this Agreement do not affect its interpretation.

1.2.3

A reference to: (i) any Party includes (where applicable) its lawful successors, permitted assigns and transferees; (ii) the singular includes the plural and vice versa; and (iii) any statute or regulation shall be construed as references to such statute or regulation as in force at the date of this Agreement and as subsequently re-enacted or revised.

2.	SERVICES AND RELATED TERMS AND CONDITIONS

2.1

Services; No Implied Duties. The Services provided by CFSO and Citibank are separately identified and described in Schedule 2. The Service Provider will perform the Services in accordance with and subject to the terms of this Agreement, as well as procedures or other process related documents as may be agreed to by the Parties from time to time, and in a manner consistent with the Client’s Prospectus as provided to the Service Provider, starting on the Effective Date and ending on the final day of the Term. The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day. The Services are provided only with respect to the Client and the related Funds of the Client (if any) listed in Annex 1 to Schedule 2, and the Service Provider shall have no obligation to provide Services to any Person (including any other Funds) unless the Service Provider has agreed to do so in a written amendment to Schedule 2 or a joinder, as contemplated by clause 12.1. The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in Schedule 2. The Service Provider will have no implied duties or obligations.

2.2

Service Changes. The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to a written amendment to Schedule 2. Any change to the Services agreed to by the Service Provider (a “Service Change”) will be set forth in an amendment to Schedule 2, which amendment must specify (i) the timeline and dependencies, and the Parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change. The foregoing process is the “Change Control Process.” Client requests to change the Services necessitated by a change to the Client’s Organic Documents, Prospectus, Offering Documents or Policies and Procedures, or a change in applicable Law, will be subject to the Change Control Process. Without prejudice to the Change Control Process, the Client will promptly notify the Service Provider of any changes (or pending changes) in applicable Law with respect to the Client that are relevant to the Services. The Service Provider shall promptly notify the Client of any change in Law or market practice of which it determines will have a material impact on the provision of the Services or the performance of the Service Provider’s obligations under this Agreement and any proposed changes in fees will be subject to the Change Control Process.

2.3

Provision of Information; Cooperation. In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause its employees and current and immediately preceding Agents to provide, to the Service Provider the information that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any of the Organic Documents, Prospectus, Offering Documents and Policies and Procedures of the Client and any amendments thereto. As a party to the Authorized Participant Agreements, the Service Provider, in its role as Transfer Agent, agrees to review and respond to any requests for modification or amendment to the Authorized Participant Agreements initiated by the Client or the Client’s Distributor within 10 days of receipt. Further, where such modification or amendment to an Authorized Participant Agreement does not directly change the Service Provider’s obligations or processes in its role as Transfer Agent, Service Provider agrees that consent to such modification or amendment will not be unreasonably withheld.

2.4

Dependencies. The Service Provider will use reasonable efforts to provide the Services while any of the Dependencies related to the provision of a Service specified in Schedule 3 is unmet and, provided that the Service Provider shall not be obliged to incur additional costs to do so.

2.5

Client Information. As between the Parties, the Client is responsible for the accuracy and completeness of, and the Service Provider has no obligation to review for accuracy or completeness of: (i) information contained in the Client’s Organic Documents, Prospectus, Offering Documents and Policies and Procedures; and (ii) any data submitted by or on behalf of the Client to the Service Provider for processing. The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth in the Fee Schedule.

2.6

Use of Agents. The Service Provider is permitted to appoint Agents without the consent of the Client to perform any of the duties of the Service Provider under this Agreement. The Service Provider will use reasonable care in the selection oversight, and continued appointment of its Agents. The Service Provider shall be liable for the acts or omissions of an Agent that it appoints to the same extent as if the action or omission were performed by the Service Provider itself. The Service Provider shall be responsible for the compensation of its Agents, unless otherwise expressly agreed in writing by the Parties.

2.7	Other Services and Activities; Conflicts of Interest.

2.7.1

The Client acknowledges that the Service Provider and its Affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to the Client or to other Persons. The Client also acknowledges that the Service Provider may be (i) prohibited under applicable Law or contractually from disclosing to the Client any fact that may come to the knowledge of the Service Provider or such Affiliates in the course of providing such services and (ii) “walled off” from facts or things that may come to the knowledge of its Affiliates in the course of providing such services, and therefore may be unable to make any such disclosures to the Client, and the Client agrees that neither the Service Provider nor such Affiliates will be required or expected under this Agreement to do so.

2.7.2

Among other things, the Service Provider or an Affiliate, in the course of activities unrelated to the Services under this Agreement, may receive or generate valuation information with respect to securities, products or services of the Client, and neither the Service Provider nor any Affiliate is under any obligation to disclose such information to the Client or any of the Client’s Investors. The Client acknowledges that neither the Service Provider nor any

Affiliate is under any obligation to use any such information to assess or verify the accuracy of any information, including valuation information, that the Service Provider receives from the Client or from any Person specified in clause 6.3.5 but the Service Provider’s acts or omissions are subject to the standard of care under clause 6.1 of this Agreement.

2.7.3

Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Client is authorized to invest (for itself or its Investors), and the Service Provider will not be required to account to the Client for any profit arising therefrom.

2.8

AML/OFAC. The Service Provider agrees that it accepts the roles and responsibilities as delegated to it by Client in Schedule 2 to provide services relating to Client’s anti-money laundering (“AML”) compliance under the USA PATRIOT Act or compliance with any regulations or Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) in connection with the services provided under this Agreement. The Client acknowledges and agrees to maintain systems and controls reasonably designed to prevent the Client from dealing in securities which are subject to U.S. or other applicable sanctions. On reasonable request, the Client will provide the Service Provider with information regarding its sanctions systems and controls and its compliance with this representation.

2.9

Withholding Taxes. Client acknowledges that Service Provider is not responsible pursuant to this Agreement for the withholding, deduction or payment of any U.S. federal withholding taxes unless specifically agreed to by the Service Provider and set forth in Schedule 2 or agreed to by the Parties in a subsequent written amendment, in which case, such Services shall be subject to section 6 of this Agreement. Client nevertheless acknowledges that Service Provider or other relevant parties (including counterparties or Investors) may be required by applicable Law to pay, withhold or deduct amounts in respect of taxes in connection with the Services, and that such amounts may be due even where there is no corresponding payment of cash to Client or where there is a payment of cash from Client to a counterparty, Investor, or other person. Upon notification by the Service Provider and acknowledgement of such notification by the Client, the Client authorizes Service Provider to pay, withhold or deduct any such amounts to the extent required by applicable Law. For the avoidance of doubt, and notwithstanding any other provision of this Agreement, Service Provider shall not be required to pay any additional amounts to Client or any counterparty or Investor in respect of such payment, deduction or withholding. If Service Provider determines that taxes are due in connection with the Services and have not been paid (through withholding or otherwise), Service Provider shall notify Client of such unpaid taxes and Client shall promptly make a payment in respect of such taxes to the Internal Revenue Service and shall deliver to Service Provider the original or a certified copy of a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to Service Provider. Nothing in this section shall alter or modify any tax related duties or obligations between the Parties as stated in the applicable custody agreement including the standard of care of the custodian thereunder.

3.	CLIENT COMMUNICATIONS

3.1

Authority. The Client authorizes the Service Provider to accept and act upon any communications, including Instructions and any form or document provided by an Authorized Person. The Client also authorizes the Service Provider to rely on the information and data it receives from any Persons specified in clause 6.3.5. The Client confirms that each Authorized Person is authorized to perform all lawful acts on behalf of the Client in connection with this Agreement including, but not limited to, (i) signing any agreements, declarations or other documents relating to the Services and (ii) providing any Instruction, until the Service Provider has received written notice or other notice acceptable to it of any change of an Authorized Person and the Service Provider has had a reasonable opportunity under the circumstances to act.

3.2

Instructions and Other Client Communications. The Client and the Service Provider shall comply with security procedures agreed from time to time by the Parties or, absent such agreement, other reasonable procedures used by the Service Provider, intended to establish the origination of the communication and the authority of the person sending any communication, including any Instruction. Depending upon the method of communication used by the Client, the security procedures may constitute one or more of the following measures: unique transaction identifiers, digital signatures, encryption algorithms or other codes, multifactor authentication, user entitlements, schedule validation or such other measures as in use for the communication method by the Client.

3.3

Authentication. Provided the Service Provider complies with the applicable security procedures and satisfies the standard of care under clause 6.1 of the Agreement, the Client agrees that the Service Provider will be entitled to reasonably treat any communication, including any Instruction, as having originated from an Authorized Person and the Service Provider may rely and act on that communication as authorized by the Client.

3.4	Errors, Duplication. The Client shall be responsible for errors or omissions made by the Client or the duplication of any Instruction by the Client.

3.5

Incomplete or Insufficient Instructions. The Service Provider may act on Instructions where the Service Provider reasonably believes the Instruction contains sufficient information. The Service Provider may decide not to act on an Instruction where it reasonably doubts its contents and shall promptly inform the Client when it has decided not to act on an Instruction because of reasonable doubts about its contents.

3.6

Recall, Amendment, Cancellation. If the Client requests the Service Provider to recall, cancel or amend an Instruction, the Service Provider shall, subject to applicable Law, use its reasonable efforts to comply.

3.7

MIFT. The Client expressly acknowledges that it is aware that a MIFT increases the risk of error, security, privacy issues and fraudulent activities. In the event of a MIFT, Service Provider will make a confirmation call to the Client or take such other additional safeguards as may be mutually agreed. If the Service Provider acts reasonably on a MIFT and complies with the applicable security procedures and the standard of care under clause 6.1 of the Agreement, the Client shall be responsible for any costs, losses and other expenses suffered by the Client or the Service Provider.

4.	COMPLIANCE WITH LAWS; NO ADVICE

4.1

Compliance. The Service Provider will comply in all material respects with all Laws applicable to the delivery of the Services. The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services. Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law. No communication from the Service Provider to the Client in connection with this Agreement or the Services should be construed as tax or legal advice, and no such communication can be used or relied upon by the Client or any other taxpayer (i) for the purpose of avoiding tax penalties under the Internal Revenue Code or otherwise or (ii) promoting, marketing or recommending to another party any transaction or matter discussed herein. The Service Provider will promptly disclose the occurrence of any material compliance violations of any Law by the Service Provider, an Affiliate or Agent in the course of performing the Services, provided the Service Provider becomes aware of such material violation. The Service Provider shall further cooperate with the Client in the exercise of oversight responsibilities under Rule 38a-1 of the Investment Company Act of 1940, as amended (the “1940 Act”) with respect to the Service Provider in its role as fund administrator, fund accountant, and transfer agent to a Fund.

4.2

No Fiduciary, etc. The Service Provider and its employees and Agents are not, under this Agreement, (i) acting as a fiduciary, certified public accountant or a broker or dealer, (ii) providing investment, accounting, valuation, legal or tax advice to the Client or any other Person, or (iii) providing investment advisory, portfolio management, risk management, depository or custodian services, including within the meaning of the AIFMD Regulations, to the Client or any other Person. The Service Provider shall not be required under this Agreement to take any action that would require licensing or registration to provide any of the foregoing services or perform any of the foregoing functions.

4.3

Laws Applicable to the Client. The Service Provider assumes no responsibility for compliance by the Client with any Laws applicable to the Client; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for (i) monitoring or ensuring that the Client’s Policies and Procedures reflect the requirements of applicable Law or (ii) compliance by the Client or the Service Provider with the Laws of any jurisdiction other than those governing this Agreement. Notwithstanding the foregoing, the Service Provider will use its best efforts to notify the Client when it has knowledge that an Instruction or a circumstance involving a Fund violates any Law, restriction or guideline imposed on a Fund or the Client by the Client’s Organic Documents, the Offering Documents, or Policies and Procedures provided that Service Provider shall have no separate liability for its failure to notify the Client of any such violation.

5.	COMMUNICATIONS AND REPORTS TO CLIENT; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY; BUSINESS CONTINUITY

5.1

Communications and Statements. Communications, notices and invoices from the Service Provider may be sent or made available by electronic form and not in hard copy. The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report with respect to the Services (a “Report”) and, in any case, within sixty (60) days from the date on which the invoice or Report is sent or made available to the Client. Nothing herein is intended to prevent the Client from notifying the Service Provider of any errors or corrections in an invoice or Report beyond such time, provided that the Service Provider shall not be responsible for any losses caused by such delay in notification.

5.2	Records and Access; Audits.

5.2.1

Upon request, the Service Provider will provide its Service Organization Control (“SOC 1”) report issued under the Statement on Standards for Attestation Engagements No. 18 (“SSAE 18”). In addition, from time to time as requested, but such requests shall not exceed one request within any given twelve-month period, the Service Provider will furnish the Client a “gap” or “bridge” letter that will address any material changes that might have occurred in the Service Provider’s controls covered in the SOC 1 from the end of the SOC 1 report period through a specified requested date.

5.2.2

The Client agrees that it shall pay reasonable charges for (a) document collection, duplication, review and retrieval and (b) making the Service Provider personnel available for extraordinary periods as the Service Provider may reasonably request in connection with audits, examinations or inspections. The Client and the Service Provider agree that such charges may include the reasonable fees and expenses of external counsel to the Service Provider as mutually agreed by the Parties.

5.2.3	Upon termination of this Agreement, the Service Provider may retain archival copies of records of the Client maintained by the Service Provider as part of the Services (“Client Records”).

5.2.4

The Service Provider agrees to use reasonable efforts to furnish the Client with such information as the Client, on behalf of a Fund, may reasonably request in connection with its complying with the request of any regulatory authorities having jurisdiction over the Client or its Affiliates or investment managers. The Service Provider shall maintain and keep current all records, books, and other documents relating to its activities and obligations under this Agreement in a manner that is sufficient to provide to the Client the information or reports specified under this Agreement. The Service Provider shall allow the Client’s officers and the Client’s independent public accountants, agents, or regulators reasonable access for inspection of the records of the Service Provider as is required by the Client, on behalf of a Fund, in connection with an examination of the books and records pertaining to the affairs of the Client. All Client Records shall be the property of the Client, on behalf of a Fund; provided, however, the Service Provider may retain archival copies which shall be the property of the Service Provider. The Service Provider shall preserve Client Records as provided in Rule 31a-2 under the 1940 Act.

5.2.5

Upon the reasonable request of the Client, copies of any books and records shall be provided by the Service Provider to the Client or its authorized representative or any successor service provider. Upon the reasonable request of the Client, the Service Provider shall provide in hard copy or on computer disc, or in any other format reasonably agreed, any records included in any such delivery which are maintained by the Service Provider on a computer disc, or are similarly maintained. The Service Provider agrees that it will store all records on media designed to protect their usability, reliability, authenticity and preservation for as long as they are needed for the Client to meet its recordkeeping obligations under this Agreement and consistent with 1940 Act. The Service Provider shall have documented policies, standards and guidelines for converting or migrating data from one record system to another. The Service Provider agrees that systems for electronic records must be designed so that records will remain accessible, authentic, reliable, and useable through any kind of system changes, for the entire period of the Client’s recordkeeping obligations under this Agreement and consistent with the 1940 Act, which includes, but is not limited to, migration to different software, re-presentation in emulation formats or any other future ways of re-presenting records. Where such processes do occur, evidence of these processes shall be retained, along with details of any variation in records design and format.

5.2.6

Service Provider agrees to cooperate and provide reasonable assistance and access in connection with Client’s general due diligence during the ordinary course of Services under this Agreement. Not more frequently than once in any twelve-month period, the Client may engage a formal audit, which may involve a third-party auditor or consultant (“Formal Audit”). In connection with a Formal Audit, upon thirty (30) days’ written notice, the Client or its designee, subject to Service Provider’s reasonable security and confidentiality requirements, may inspect and/or conduct site visits to (i) review and assess a summary of the Service Provider’s or an Affiliate’s disaster recovery and business continuity plans, and (ii) review and assess the Service Provider’s or an Affiliate’s compliance with this Agreement including, without limitation, the accuracy of fees, any other charges by the Service Provider for Services provided under the Agreement, and the invoices for such amounts. The Service Provider agrees to cooperate with the Client’s Formal Audit and provide reasonable assistance and access to information. Any such Formal Audit shall not unreasonably disrupt Service Provider’s ability to provide services to other clients in the course of its normal business. If the Formal Audit identifies that the Service Provider’s invoices for the audited period are not correct, the Service Provider shall promptly credit or debit such amount, as appropriate, against subsequent invoices issued by the Service Provider to a Fund. All reasonable costs incurred by the Funds in connection with such Formal Audit shall be borne by the Funds. Service Provider shall not be entitled to reimbursement or repayment by the Client or Fund for any costs or expenses incurred as a result of their efforts to comply with obligations under this clause.

5.3

Confidentiality. Responsibilities of each Party relating to the privacy and confidentiality of information are set forth in the Confidentiality and Data Privacy Conditions attached to this Agreement as Schedule 4, and the Parties agree to the terms specified in Schedule 4.

5.4

Service Provider IP. The Client acknowledges that: (i) as between the Client and the Service Provider, the Service Provider is the owner of all Service Provider IP; and (ii) the Service Provider has the right to use Service Provider IP to perform services for other Service Provider customers (including services that are similar or identical to those performed for the Client). Except as specifically set forth in clause 5: (a) this Agreement does not confer upon the Client any right, interest, claim, or title in or to any Service Provider IP; and (b) no license (whether express or implied) is granted to the Client, by estoppel or otherwise, to any Service Provider IP.

5.5

Client IP; Licenses. The Service Provider acknowledges that, as between the Client and the Service Provider, the Client is the owner of all Client IP. The Client grants to the Service Provider a limited, non-exclusive, non-transferable, license to permit the Service Provider, its Affiliates and Agents, and its and their personnel to use the Client IP during the Term of this Agreement for the purpose of providing the Services and as otherwise contemplated by the Confidentiality and Data Privacy Conditions.

5.6	Service Provider Licenses.

5.6.1

The Service Provider grants to the Client a limited, non-exclusive, non-transferable, non-sublicenseable license during the Term of this Agreement to permit the Client’s officers, employees and Agents to access those Service Provider Systems described in Schedule 2 via telecommunications lines solely for the purpose of allowing, and only to the extent necessary to allow, the Client to receive the Services. The Client will ensure that any use of access to the Service Provider Systems or Software (as described below) by the Client’s officers, employees or Agents is in accordance with this Agreement and the user manuals, customer bulletins and terms and conditions of use that are related to the Service Provider Systems or the Services and created by the Service Provider from time to time (“System Documentation”) and noticed to the Client. This license does not include: (i) any right for the Client or any officer or employee of the Client to access any data on the Service Provider Systems other than Client Records; or (ii) any license to any Software, except to the extent provided in clause 5.6.2. If there is a conflict between the terms of this Agreement and the System Documentation, the System Documentation shall prevail.

5.6.2

The receipt of certain Services identified in Schedule 2 may require the Client to directly access or use software that is owned by the Service Provider or licensed by the Service Provider from third parties (“Software”). The Service Provider grants to the Client a limited, non-exclusive, non-transferable, non-sublicenseable license, during the term of this Agreement, to permit the Client’s officers and employees, contractors, or Agents to access and use the object code version of the Software solely for the purpose of allowing, and only to the extent necessary to allow, the Client to receive the Services. Except as authorized in writing by the Service Provider, the Client will not (and will not permit any officer, employee or Agent of the Client to): (i) disclose or distribute any Software (in any format) to any third party; (ii) permit any third party to access or use any Software (in any format) through any time-sharing service, service bureau, network, consortium, or other means; (iii) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the license granted in this clause 5.6.2 to any third party, whether by operation of Law or otherwise; (iv) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms of any Software by any means; (v) modify or alter any Software in any manner; (vi) create derivative works based on any Software; or (vii) directly or indirectly copy any Software.

5.6.3

The Client will not remove (or allow to be removed) any proprietary rights notices from any Software and will display the Software name and the names, logos, trademarks, trade names, and any copyright notices of the Service Provider and the Service Provider’s licensors, as set forth thereon or reasonably requested by the Service Provider.

5.6.4

The Client will comply with all applicable use, export, and re-export restrictions and regulations with respect to any use by the Client or the Client’s officers, employees or Agents of Software delivered or made available to the Client as contemplated by this clause 5.6.

5.6.5	The Service Provider reserves all rights in the Service Provider Systems and in the Software that are not expressly granted to Client in this clause 5.6.

5.7	Service Data. Service Provider may provide Client with pricing and other data (“Service Data”) licensed from third party suppliers, including various exchanges (collectively, “Data Suppliers”).

5.7.1

Accordingly, the Client acknowledges and agrees that Service Provider is licensed to provide such data only upon the following conditions: (i) it may not be used for any purpose independent of the service relationship established under this Service Agreement, and shall be used only internally, including reports to the Client’s board of trustees (except, that Client may include a limited amount of Service Data (a) in fund performance reports sent to its clients relating to their actual investments and to its prospective clients, (b) in prospectuses and marketing materials, and (c) in order to fulfill a legal or regulatory requirement); (ii) no other external distribution of Service Data beyond that in clause (i) is permitted; (iii) the Data Suppliers and their affiliates shall be third-party beneficiaries of this Section 5.7.1.; and, (v) the Data Suppliers and their affiliates have no liability or responsibility to Client relating to Client’s receipt or use of the data.

5.7.2

If Client engages an unaffiliated subadvisor to help manage certain of its funds, then, upon consent of Service Provider, such Client may distribute the Data Supplier’s Service Data to such unaffiliated subadvisor; provided, however, that Client must enter into a written agreement with unaffiliated subadvisor that requires the unaffiliated subadvisor to agree to the provisions set forth in clauses (i)-(v) of clause 5.7.1 above. Client may distribute the Data Supplier’s Service Data to affiliated subadvisors engaged to help manage its funds to the extent necessary and for use in relation to the management of the funds.

5.7.3

In addition to the foregoing, a Data Supplier may specify other terms or limitations applicable to Client’s use of their data and Client shall comply with such terms or limitations as communicated by the Service Provider. A Data Supplier may, in its discretion, (x) direct Service Provider to terminate Client’s receipt of its data for any or no reason with or without notice; and (y) require Client to enter into an agreement with it directly as a condition of your receipt of its data.

5.7.4

The termination of a license agreement allowing Service Provider to provide the Service Data or of the Client’s rights to use Service Data may adversely affect the Services, and in such event, the Parties shall work cooperatively and in good faith to implement alternative sources for Service Data on mutually agreed terms.

5.7.5

Data Suppliers make no warranties, express or implied, as to merchantability, accuracy, fitness for purpose, availability, completeness, timeliness or sequencing, or any other matter, in respect of Service Data used by the Service Provider to provide the Services, and neither does the Service Provider.

5.7.6	Data Suppliers shall have no liability whatsoever to the Client in respect of Service Data used by the Service Provider to provide the Services, and neither shall the Service Provider.

5.7.7	No copyright or any other intellectual property rights in the Service Data used or provided by the Service Provider to provide the Services are transferred to the Client.

5.7.8	The Client shall not use Service Data for any illegal purpose or in any manner not specifically authorized by this Agreement.

5.8

Use of Name. Without the written consent of the Client, the Service Provider may use the name of the Client only to sign any necessary letters or other documents for and on behalf of the Client incident to the delivery of the Services. Subject to the foregoing, neither Party will publicly display the name, trademark or service mark of the other Party or its Affiliates without the prior written approval of the other Party.

5.9

Communications to Investors. Without the written approval of the Service Provider, the Client will not describe the Services or the terms or conditions of this Agreement in any communication or document intended for distribution to any Investor in connection with the offering or sale by the Client of securities, products or services (an “Offering Document”); nor will the Client amend any such references to the Service Provider or the terms or conditions of this Agreement in any Offering Document that has been previously approved by the Service Provider without the Service Provider’s written approval. The Service Provider will not unreasonably withhold, condition or delay any of the foregoing requested approvals, provided that the Client include, upon request by the Service Provider, reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon. If the Services include the distribution by the Service Provider of notices or statements to Investors, the Service Provider may, upon advance notice to the Client, include reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon; if Investor notices are not sent by the Service Provider but rather by the Client or some other Person, the Client will reasonably cooperate with any request by the Service Provider to include such notices. The Client shall not, in any communications with Investors, whether oral or written, make any representations to its Investors stating or implying that the Service Provider is providing valuations with respect to the Client’s securities, products or services, verifying any valuations, or verifying the existence of any assets in connection with the Client’s securities, products or services.

5.10	Business Continuity. The Service Provider shall:

5.10.1

Maintain a comprehensive business continuity plan, which shall include reasonable provisions regarding disaster recovery and contingency back-up services, that is commercially reasonable for a provider of fund administration, dividend disbursing, transfer agent and fund accounting services to exchange traded funds registered under the 1940 Act and complies with the applicable Laws, rules and regulations and shall test the adequacy of such plan at least annually. The Service Provider shall provide an executive summary of such plan or discuss such plan upon request of the Client;

5.10.2	Take reasonable steps to minimize service interruptions in the event of a Force Majeure Event, including compliance with reasonable procedures under its disaster recovery/business continuity plan; and

5.10.3

In the event of business disruption that materially impacts the Service Provider’s provision of services under this Agreement, the Service Provider will notify the Client promptly of the disruption and the steps being taken in response.

6.	SCOPE OF RESPONSIBILITY

6.1

Standard of Care. The Service Provider will act without negligence, willful misconduct, willful misfeasance, fraud, bad faith, reckless disregard of its duties and obligations under this Agreement and will perform its obligations with reasonable care, prudence, diligence and skill as determined in accordance with the standards and practices of a comparable provider of dividend disbursing, fund accounting, fund administration, and transfer agency services for hire (taking into account the size and scope of the Service Provider’s operations) in the jurisdiction(s) in which the Service Provider performs services under this Agreement. The Service Provider will cause each Affiliate, Agent or delegate that may provide services under this Agreement, to perform with reasonable care, prudence, diligence and skill as determined in accordance with the standards and practices of similar service providers, as applicable, in the jurisdiction(s) in which the Affiliate, Agent or delegate performs services for the Service Provider in connection with this Agreement (the “Standard of Care”).

6.2

Responsibility for Losses. The Service Provider will be liable for the Client’s direct damages resulting from: (i) failure of the Service Provider to meet its Standard of Care under this Section; or (ii) if a Citi employee, contractor or Agent has breached any internal Citi policy related to the delivery of services under this Agreement. In addition, the Service Provider will be liable for the Client’s direct damages resulting from the failure of any Affiliate, Agent, or delegate to meet its Standard of Care under this Section.

6.3	Limitations on Liability.

6.3.1

Upon the actual knowledge by any Party of the occurrence of any event relating to the provision of Services hereunder that may cause any loss, damage or expense to the Party, the Party shall as soon as reasonably practicable (i) notify the other Party of the occurrence of such event and (ii) use its commercially reasonable efforts to take reasonable steps under the circumstances to mitigate or reduce the effects of such event and to avoid continuing harm to it.

6.3.2	The Client understands and agrees that (i) the obligations and duties of the Service Provider under this Agreement are not obligations or duties of any other member of the Citi Organization and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law and clauses 6.1 and 6.2 of this Agreement, do not extend to any other member of the Citi Organization. For the avoidance of doubt, exculpatory references to the Service Provider in this clause 6 shall be deemed to include references to the directors, officers, employees, Agents and delegates of the Service Provider except to the extent provided in clauses 6.1 and 6.2 of this Agreement.

6.3.3

The Service Provider will not be liable for any failure to provide any Service in the following circumstances: (i) if any Dependency set forth in Schedule 3 is not met through no fault of the Service Provider; (ii) if the failure is at the request or with the consent of an Authorized Person; (iii) if any Law to which the Service Provider is subject prohibits or limits the performance of the Services; or (iv) if the failure results from a Force Majeure Event provided that such failure to provide a Service was not the result of the Service Provider’s failure to maintain and implement its disaster recovery/business continuity plan.

6.3.4

Subject to compliance by the Service Provider with its obligations in clause 3.2 with respect to authentication of Instructions and the satisfaction of the standard of care in clause 6.1 of this Agreement, the Service Provider (i) shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any Instruction or any other information it receives from or on behalf of the Client or any Agent of the Client and (ii) shall be without liability for any loss or damage suffered by the Client or any of the Client’s Investors as a result of the Service Provider’s reliance on and utilization of any such Instruction or other such information. For the avoidance of doubt, the Service Provider shall not be liable and shall be indemnified by the Client for any action taken or omitted by it without negligence and in good faith in reliance on any Instruction believed by it in good faith to have been authorized by an Authorized Person.

6.3.5

The Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy or incompleteness of, any data supplied by, and have no obligation to review any data supplied by, any third party, including, without limitation, (i) Data Suppliers, (ii) clearance or settlement systems, (iii) any Persons who possess information about the Client or its Investors reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, Authorized Participants, investment advisers, intermediaries, or custodians that service the Client or any Investors and their respective Agents and employees; and (iv) third parties engaged by the Service Provider at the request of the Client to provide services to or for the benefit of the Client or its Investors, and such third parties will not be considered Agents of the Service Provider for purposes of this Agreement.

6.3.6

About any matter related to the Services, the Service Provider may seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party). Any costs related to such advice from external counsel or independent accountants will be borne by the Service Provider, unless the engagement of external counsel or independent accountants was at the direction of the Client and the Client agreed to bear the costs of that advice. The Service Provider will not be liable if it relies on advice of counsel or independent accountants chosen or approved by the Client or chosen by the Service Provider with reasonable care.

6.3.7

The Service Provider (i) shall have no responsibility for the management of the investments or any other assets of the Client or its Investors, and (ii) shall have no obligation to review, monitor or otherwise ensure compliance by the Client with the investment restrictions (regardless of whether such restrictions are imposed on the Client under applicable Law), policies, restrictions or guidelines applicable to the Client or any other term or condition of the Organic Documents, Prospectus, Offering Document, or Policies and Procedures. The Service Provider shall have no liability to the Client or any Person specified in clause 6.3.5 for any loss or damage suffered as a result of any breach of the investment policies, objectives, guidelines or restrictions applicable to the Client or any misstatement or omission in the Prospectus, Offering Document, or Policies and Procedures.

6.3.8

The Client acknowledges that the Service Provider (i) does not provide valuations with respect to discrete securities in which the Client may invest excepts that the Service Provider will fair value assets as provided in the Client’s valuation procedures, and as agreed to by the Service Provider; (ii) does not value the Client’s products or services, except to the extent specifically set forth in Schedule 2, where the Service Provider may calculate the value of a portfolio of securities and financial assets owned by the Client, (iii) does not verify any valuations provided to it by the Client or any other Person, and does not verify the existence of any assets in connection with Client’s securities, products or services but instead relies exclusively on information about valuations and the existence of assets provided to it by the Client, Data Suppliers and other third parties, and (iv) shall have no responsibility and shall be without liability for any loss or damage arising with respect to valuation or verification of discrete assets.

6.3.9

The Service Provider shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Client or Person specified in clause 6.3.5 to provide the Service Provider with any information required by clause 2.

6.3.10

The Client acknowledges that the reporting obligations of the Service Provider (if any) set forth in the Schedule 2 do not constitute a duty to monitor compliance by the Client, and the Service Provider shall not be liable for ensuring compliance by the Client, with any legislation, regulations, or exemptions from legislation or regulations of any jurisdiction applicable to the Client.

6.3.11

Notwithstanding anything else to the contrary, references to the term Service Provider shall not mean CFSO with respect to Services provided by Citibank and vice-versa; CFSO shall have no liability for Citibank’s actions or inactions, and Citibank shall have no liability for CFSO’s actions or inactions.

6.3.12

The Service Provider shall at all times act in good faith and agrees to use all commercially reasonable efforts in performing the services under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. Notwithstanding the foregoing, the Service Provider’s aggregate liability during the Term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Service Provider under this Agreement for the Funds subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Service Provider as fees and charges, but not including reimbursable expenses, for the Funds covered by this Agreement during the thirty-six (36) calendar months immediately preceding the first event for which recovery from the Service Provider is being sought. The foregoing limitation on liability shall not apply to any loss or damage resulting from any intentional malicious acts or intentional malicious omissions by the Service Provider’s employees. For purposes of this Section 6.3.12, “intentional malicious acts or intentional malicious omissions” shall mean those acts undertaken or omitted purposefully under the circumstances in which the person knows that such acts or omissions violate this Agreement and are likely to cause damage or harm to a Fund.

6.4

Mutual Exclusion of Consequential Damages. (i) Each Party shall be liable to the other Party only for direct damages for any liability arising under this Agreement and (ii) under no circumstances shall any Party be liable to any other party for special or punitive damages, or indirect, incidental, consequential loss or damage, or any loss of profits, goodwill, business opportunity, business revenue or anticipated savings in relation to this Agreement, whether arising out of breach of contract, tort (including negligence) or otherwise, regardless of whether the relevant loss was foreseeable or the Party has been advised of the possibility of such loss or damage, or that such loss was in contemplation of the other Party.

7.	INDEMNITY

7.1

Client Indemnity. The Client will indemnify the Service Provider, its Affiliates and its and their respective officers, directors, employees and representatives (each a “Service Provider Indemnitee”) for, and will defend and hold each Service Provider Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party (including any Investor, or the U.S. Internal Revenue Service or any other competent regulatory, prosecuting, tax or governmental authority in any jurisdiction, domestic or foreign) arising from or in connection with the performance of this Agreement and the Services (each referred to as a “Loss”), except for any Loss resulting from (a) the willful misconduct, willful misfeasance, bad faith, reckless disregard, fraud or negligence of the Service Provider or any of its Agents in connection with this Agreement and the Services or (b) the breach by the Service Provider of any material representations and warranties included in clauses 9.1 and 9.3 of this Agreement, including the following:

7.1.1

Any alleged untrue statement of a material fact contained in any Offering Document of the Client or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client by the Service Provider specifically for use in the Offering Document;

7.1.2

Any act or omission of the Client or its Agents relating to the offer or sale of Creation Units in violation of federal or state securities Laws or regulations requiring that such Creation Units be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Creation Units;

7.1.3

Any act or omission of the Client or its Agents relating to the transmission of Creation Units or Authorized Participant data through the clearing systems of the National Securities Clearing Corporation, if applicable; or

7.1.4

Any act or omission of the Client, its Agents, or any Data Suppliers whose data, including records, reports and other information, including but not limited to information with respect to valuation and verification of assets, the Service Provider must rely upon in performing its duties hereunder, or as a result of acting upon any Instructions of the Client.

In particular, to the extent the Service Provider or any of its Affiliates pays or has paid from its own funds or is or becomes required to pay any amount that should have been, but was not deducted and withheld from a payment to the Client or to any Investor, or to or from the Client’s or any Investor’s account, or any account with respect to any requirement under the Code and Treasury Regulations, any inter-governmental agency, or any related Law or guidance interpreting or implementing the same, the Client shall indemnify Service Provider or the relevant Affiliate in respect of such amount, plus any interest and penalties thereon. The Client understands that the Service Provider is not required to contest any demand made by the U.S. Internal Revenue Service or any other governmental authority for such payment.

7.2

Service Provider Indemnity. The Service Provider will indemnify the Client, its affiliates and its and their respective officers, directors, employees and representatives (each a “Client Indemnitee”) for, and will defend and hold each Client Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Client or such person in any action or proceeding between the Service Provider and the Client or between the Client and any third party (including any Investor, or the U.S. Internal Revenue Service or any other competent regulatory, prosecuting, tax or governmental authority in any jurisdiction, domestic or foreign) arising from (a) the willful misconduct, willful misfeasance, bad faith, reckless disregard, fraud or negligence of the Service Provider or any of its Agents in connection with this Agreement and the Services or (b) the breach by the Service Provider of any material representations and warranties included in clauses 9.1 and 9.3 of this Agreement (each referred to as a “Loss”).

7.3

Notification, Participation; Indemnitor Consent. Upon the assertion of a claim for which a Party may be required to indemnify a Client Indemnitee or Service Provider Indemnitee (as applicable), claiming party must promptly notify the indemnifying party of such assertion, and will keep the indemnifying party advised with respect to all developments concerning such claim; provided, that any delay or failure by the claiming party in providing such notification shall only affect the indemnifying party’s obligations and duties hereunder to the extent the indemnifying party is materially prejudiced as a result of such delay or failure. The claiming party shall have the option to participate in the defence of such claim, or to defend against said claim, at its own expense.

Notwithstanding the foregoing,

(i)

subject to clause (ii) below, the claiming party may assume the defense of any claim at any time upon notice to the indemnifying party if (a) any such claim arises from a regulatory examination, investigation, inquiry or other regulatory action, proceeding or review of the claiming party, (b) if the claiming party determines that any such claim jeopardizes the claiming party’s status under any registration or other Governmental Approval, (c) such claim is made by another client of the claiming party, or (d) such claim seeks injunctive or other, similar relief that would require the claiming party to take or refrain from taking any action; and

(ii)

under no circumstance shall any claiming party confess any claim or make any compromise of any claim in which the indemnifying party may be required to indemnify the claiming party, except with the other indemnifying party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and the indemnifying party shall have no obligation or duty with respect to any such confession or compromise that is made without such consent.

8.	FEES AND EXPENSES

8.1

Fee Schedule. The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of Fee Schedule, together with any other amounts payable to the Service Provider under this Agreement. For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services listed or described in the Fee Schedule. If Service Changes are necessitated by changes in applicable Law with respect to the Client, Citi reserves the right to increase its fees consistent with the Service Change plan agreed by the Parties as contemplated by the Change Control Process or, in the absence of such a Service Change plan, in a fair and equitable manner agreed to by the Parties taking into account the number of other Service Provider clients affected by such change. Except as set forth in the Fee Schedule, Fees and other amounts due to the Service Provider under this Agreement shall be due within thirty (30) Business Days of the receipt by the Client of the invoice therefor.

8.2

Taxes. The Service Provider shall not be liable for any taxes, withheld amounts, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client or any Investor, excluding taxes, if any, assessed against the Service Provider related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Schedule(s) to this Agreement (if any). To the extent the Service Provider agrees to provide any tax services to the Client, those Services shall be set forth in Schedule 2 of this Agreement and subject to section 6.

9.	REPRESENTATIONS

9.1	General. Each Party represents at the date this Agreement is entered into and any Service is used or provided that:

9.1.1	It is duly organized and in good standing in every jurisdiction where it is required so to be;

9.1.2	It has the power and authority to sign and to perform its obligations under this Agreement;

9.1.3

This Agreement is duly authorized (including, if the Client has a board of trustees, by such board of trustees) and signed by an authorized officer of such Party and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors and secured parties generally;

9.1.4	Any consent, authorization or Instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

9.1.5	Any act required by any relevant Governmental Authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

9.1.6	The performance by such Party of its obligations under this Agreement will not violate or breach any applicable Law or contract binding on such Party.

The Service Provider’s representations and warranties in relation to clauses 9.1.2, 9.1.4 and 9.1.6 above, as relevant to the provision by Service Provider of Service Data under this Agreement, are subject to clause 5.7 of this Agreement.

9.2	Client. The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

9.2.1

Where it acts as an agent on behalf of any of its own Investors, whether or not expressly identified to the Service Provider from time to time, any such Investors will not, by virtue of the services provided hereunder by the Service Provider to the Client, be customers or indirect customers of the Service Provider;

9.2.2

The Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any Affiliate of the Service Provider or any customers of the Service Provider or such Affiliates may from time to time invest in or through the Client;

9.2.3

Without prejudice to any more specific obligations set forth in this Agreement, the Client has obtained all consents from Investors required in connection with the engagement by the Client of the Service Provider to provide the Services;

9.2.4	It is in material compliance with all Laws applicable to it, including, but not limited to, all securities, tax and commodities Laws; and

9.2.5	Its entry into this Agreement is not intended to constitute a delegation of any of the functions described in clause 4.2 of this Agreement.

9.3	Service Provider. The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

9.3.1	It has commercially reasonable data security and business continuity controls and plans;

9.3.2	It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

9.3.3	It is in material compliance with all Laws applicable to it, including, but not limited to, all securities, tax, data privacy, and commodities Laws.

10.	TERM AND TERMINATION

10.1

Term. This Agreement will begin on the Effective Date and have an initial term of three (3) years from the Effective Date (“Initial Term”) and will renew automatically at the end of the Initial Term for one (1) year renewal terms (a “Renewal Term”) unless one Party gives the other Party written notice of non-renewal not less than sixty (60) days prior to the expiration of the Initial Term or the then-current Renewal Term, as applicable. The Initial Term and any such Renewal Term shall be the “Term” of this Agreement.

10.2	Termination. Subject to clause 10.3:

10.2.1	Either Party may terminate this Agreement, with or without cause, but only after the expiration of the Initial Term, by giving the other Party one hundred eighty (180) days’ written notice.

10.2.2

Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other Party has materially breached any of its obligations hereunder (including the payments by the Client of the fees and expenses set forth in the Fee Schedule); provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

10.2.3	This Agreement may be further terminated by either Party immediately in the event of:

(i)

the winding up of or the appointment of an examiner or receiver or liquidator to the other Party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(ii)	either Party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable Law or regulation or applicable regulatory sanctions.

10.2.4

This Agreement may be terminated by the Service Provider immediately based on the Service Provider’s reasonable opinion that the Client has violated its obligation under clause 4.1 with respect to compliance with Law. This Agreement may be terminated by the Client immediately based on the Client’s reasonable opinion that the Service Provider has violated its obligation under clause 4.1 with respect to compliance with Law.

10.3	Termination-related Obligations. Related to termination of this Agreement:

10.3.1

Upon termination, the Service Provider will, at the expense and written direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records, subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder. If by the termination date the Client has not given written Instructions to deliver the Client Records, the Service Provider will keep the Client Records until the Client provides such Instructions to deliver the Client Records, provided that the Service Provider will be entitled to charge the Client then-standard fees for maintaining the Client Records, and the Service Provider shall have no obligation to keep the Client Records beyond three (3) years after the termination date. In addition, upon termination, the Service Provider will provide the services hereunder until a replacement service provider is in place, for a reasonable period of time not to exceed nine months, subject to the terms of this Agreement, including compensation. The Service Provider will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as the Service Provider customarily charges for such assistance. The Parties shall also reasonably cooperate with respect to the development of a transition plan setting forth a reasonable timetable for the transition and describing the Parties’ respective responsibilities for transitioning the services to any successor service provider in an orderly and uninterrupted fashion.

10.4

Surviving Terms. The rights and obligations contained in clauses 2.5, 2.9, 5.1, 5.3 (to the extent set forth in the CDPC), 6, 7, 8, 10.3, 11 and 12 of this Agreement will survive the termination of this Agreement.

11.	GOVERNING LAW AND JURISDICTION

11.1	Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws (and not the laws of conflict) of the State of New York.

11.2

Arbitration. To the extent permitted by applicable Law, each Party agrees that any controversy arising out of or relating to this Agreement or the Services provided hereunder, shall be resolved by arbitration conducted only at the American Arbitration Association (“AAA”) (even though neither Party hereto may be a AAA member). Should any dispute be arbitrated, judgment upon any award rendered by the arbitrators in such proceeding may be entered in any state or federal court of competent jurisdiction located in the Borough of Manhattan, New York City.

11.3

Sovereign Immunity. Each Party irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

12.	MISCELLANEOUS

12.1

Entire Agreement; Amendments. This Agreement consists exclusively of this document, together with any schedules, exhibits, and annexes, and supersedes any prior agreement related to Services that are the subject matter hereof, whether oral or written. Except as specified in this Agreement, this Agreement may only be modified by written amendment agreement of the Client and the Service Provider, provided that an affiliate of the Client may join this Agreement as a new Client upon the execution by such new Client and the Service Provider of a mutually agreed, written joinder without the requirement that all then-current Clients execute such joinder. Any modifications to this Agreement shall be set forth in consecutive, numbered amendments.

12.2

Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable Law, the remaining provisions will remain in full force and effect (as will that provision under any other Law).

12.3

Waiver of Rights. Subject to clause 5.1, no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable Law.

12.4

Recordings. The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

12.5

Assignment. No Party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment or transfer to (i) an Affiliate, (ii) a successor pursuant to a merger, reorganization, consolidation or sale, or (iii) an entity that acquires all or a substantial portion of the Service Provider’s assets or business that are used to provide the Services.

12.6	Headings. Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

12.7	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

12.8

Third Party Beneficiaries or Joint Venture. Except for Indemnitees contemplated by clause 7 or as set forth in clause 5.7.1, there are no third party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

12.9

Certain Communications. The Client hereby acknowledges that if it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner, it (i) accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process and (ii) agrees that in such circumstances neither the Service Provider nor its Affiliates or Agents shall be responsible if a Person other than the intended recipient intercepts, discovers or acts upon such a communication. Upon notice, the Service Provider may require delivery of documents referenced above in an encrypted manner.

12.10

Fund by Fund Basis. This Agreement is executed by the Client with respect to each of its Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of a Fund individually. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Fund under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, such particular Fund and shall be payable solely from the available assets of such particular Fund and shall not be binding upon or affect any assets of any other Fund.

12.11

Evolution of Services. Throughout the term of this Agreement, Service Provider will seek to improve the quality, efficiency and effectiveness of the Services, and to generally keep pace with technological advances. In this regard, the Service Provider will seek to identify best practices, train its personnel in new techniques and technologies that have been implemented by the Service Provider and to continue to make appropriate investments in the tools, infrastructure and other resources used to provide the Services. The Service Provider and the Client will meet annually to conduct a formal review of the Services, and discuss how the Service Provider can assist the Client in supporting evolving business and competitive needs. Any changes to the Services or, as applicable, any Service Levels will be subject, where appropriate, to the Change Control Process outlined in clause 2.2 of this Agreement.

12.12

Conflicting Terms. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any other agreements related to or necessary to accomplish the Services, including without limitation agreements between the parties hereto and any Authorized Participant, the ACES Order Portal Access agreement, or other such agreements, the terms of this Agreement shall govern.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

SERVICE PROVIDER

Citi Fund Services Ohio, Inc.

By:	/s/ Jon Gezotis

Name:	Jon Gezotis

Title:	President

Date:	October 6, 2023

Citibank, N.A.

By:	/a/ Dominic Crowe

Name:	Dominic Crowe

Title:	Managing Director

Date:	October 6, 2023

CLIENT

Nushares ETF Trust

By:	/s/ E. Scott Wickerham

Name:	E. Scott Wickerham

Title:	Vice President and Controller

Date:	September 1, 2023

Schedule 1 to Services Agreement

Definitions

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

“Agent” means any administrative or other service provider selected and used by a Party in connection with carrying out its obligations under this Agreement, whether or not such person would be deemed an agent under principles of any applicable Law.

“Agreement” means the Services Agreement to which this Schedule 1 is attached, and all other schedules, exhibits and annexes thereto, as they may be properly amended from time to time.

“AIFMD Regulations” means applicable regulations adopted from time to time pursuant to Alternative Investment Fund Manager Directive 694/2014 of the European Parliament, as amended from time to time.

“AML” has the meaning set forth in clause 2.8 of this Agreement.

“Authorized Participant” has the meaning as set forth in Rule 6c-11 under the 1940 Act.

“Authorized Participant Agreement” means an agreement between the Distributor, on behalf of the Client, and an Authorized Participant governing the purchase and redemption of Creation Units.

“Authorized Person” means the Client or any Person that the Service Provider believes in good faith to be authorized by the Client to act on its behalf in the performance of any act, discretion or duty under this Agreement (including, for the avoidance of doubt, any officer or employee of such Person) and as notified to the Service Provider in a notice reasonably acceptable to the Service Provider.

“Business Day” means any day on which NYSE Arca Inc. is open for business.

“Change Control Process” has the meaning set forth in clause 2.2 of this Agreement.

“Citi Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Client” has the meaning set forth in the recitals to this Agreement.

“Client IP” means: (i) all Confidential Information of the Client, (ii) Investor lists and all information related to Investors furnished to or maintained by the Service Provider in connection with this Agreement, (iii) the unique investment methods utilized by a Client and the identities of the portfolio holdings at any time and from time to time of the Client, and (iv) all Intellectual Property Rights of the Client (whether owned, controlled, or licensed by the Client), which unless expressly agreed in writing to the contrary, excludes any architecture, structures, code, data, elements, formats, or Intellectual Property Rights that: (A) are developed by or on behalf of the Service Provider based on written requirements, settings or direction given by the Client; and (B) are embodied in the Service Provider Systems or the Services.

“Client Records” has the meaning set forth in clause 5.2 of this Agreement.

“Confidential Information” has the meaning assigned thereto in the Confidentiality and Data Privacy Conditions.

“Confidentiality and Data Privacy Conditions” or “CDPC” means the confidentiality and data privacy terms attached to this Agreement as Schedule 4.

“Creation Unit” means a large block of a specified number of Shares, as specified in the Prospectus. A Creation Unit is the minimum number of Shares that may be created or redeemed at any one time.

“Data Suppliers” has the meaning set forth in clause 5.7 of this Agreement.

“Dependencies” has the meaning set forth in Schedule 3 to this Agreement.

“Distributor” means the Person identified as distributor or principal underwriter in the Prospectus.

“DTC” means the Depository Trust Company, a limited purpose trust company organized under the Laws of the State of New York.

“DTC Participant” means a “participant” as such term is defined in the rules of DTC.

Schedule 1 to Services Agreement

“DTC Participant Account” means an “account” as such term is defined in the rules of DTC.

“Effective Date” means the date first set forth on page 1 of this Agreement.

“Fee Schedule” means such other form agreed by the Parties, referencing this Agreement and describing the fees and expenses payable by the Client to the Service Provider in respect of the Services and this Agreement.

“Force Majeure Event” means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Agent of the Service Provider, such as unavailability of communications systems or Service Data, sabotage, fire, flood, explosion, acts of God, disease, pandemic, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market.

“Fund” means a separate portfolio or series of the Client.

“Governmental Authority” means any domestic or foreign regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnitee” has the meaning set forth in clause 7.1 of this Agreement

“Initial Term” has the meaning set forth in clause 10.1 of this Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium as provided in this Agreement.

“Intellectual Property Rights” means all trade secrets, patents and patent applications, trade marks (whether registered or unregistered and including any acquired goodwill), service marks, trade names, business names, internet domain names, e-mail address names, copyrights (including rights in computer software), moral rights, database rights, design rights, rights in know-how, rights in confidential information, rights in inventions (whether patentable or not), rights in business processes, and all other intellectual property and proprietary rights (whether registered or unregistered, and any application for the foregoing), and all other equivalent or similar rights which may subsist anywhere in the world.

“Investor” means any Person to whom the Client sells securities, products or services the sale or servicing of which are supported by the Services provided under this Agreement.

“Laws” means any domestic or foreign statutes, rules and regulations of any Governmental Authority and applicable judicial or regulatory interpretations thereof.

“Loss” has the meaning set forth in clause 7.1 of this Agreement.

“MIFT” means a manually initiated Instruction to effect a transfer of assets owned by the Client or an Investor.

“Monthly Fee” has the meaning set forth in the Fee Schedule.

“OFAC” has the meaning set forth in clause 2.8 of this Agreement.

“Offering Document” has the meaning set forth in clause 5.9 of this Agreement.

“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

“Parties” means the Client and the Service Provider.

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

“Prospectus” has the meaning set forth in the preamble to this Agreement.

“Report” has the meaning set forth in clause 5.1 of this Agreement.

“Service Change” has the meaning set forth in clause 2.2 of this Agreement.

“Service Data” has the meaning set forth in clause 5.7 of this Agreement.

“Service Provider” means CFSO with respect to general matters and fund administration, dividend disbursing and fund accounting Services specifically identified and described in Schedule 2, and means Citibank with respect to general matters and transfer agent Services specifically identified and described in Schedule 2.

Schedule 1 to Services Agreement

“Service Provider IP” means: (i) all Confidential Information of Service Provider; (ii) all Intellectual Property Rights of the Service Provider (whether owned, controlled, or licensed by Service Provider); (iii) the Service Provider Systems; (iv) absent express agreement between the Client and Service Provider in writing to the contrary, all modifications to the Service Provider Systems regardless of whether the Client or a Client Affiliate paid for any such modifications; and (v) all other ideas, concepts, know-how, works of authorship, inventions, and intellectual property created or conceived by the Service Provider.

“Service Provider Systems” means the systems owned or operated by the Service Provider in providing any Services hereunder, including all hardware, software and methods utilized in the operation and provision of Service Provider Systems, all Intellectual Property Rights of the Service Provider, all ancillary programs and documentation utilized in the provisioning of any Services, and all modifications thereto.

“Services” means the services set forth in Schedule 2.

“SOC 1” has the meaning set forth in clause 5.2 of this Agreement.

“Software” has the meaning set forth in clause 5.6.2 of this Agreement.

“SSAE 18” has the meaning set forth in clause 5.2 of this Agreement.

“Standard of Care” has the meaning set forth in clause 6.1 of this Agreement.

“Start-Up” means the activities (including changes to Service Provider Systems and operating environment) and information required so that the Services may be performed by the Service Provider.

“System Documentation” has the meaning set forth in clause 5.6.1 of this Agreement.

“Term” means the period between the Effective Date and the date this Agreement is terminated.

Schedule 1 to Services Agreement

   Schedule 2 to Services Agreement Services

provided by Citi Fund Services Ohio, Inc.

  Appendix A -- Fund Accounting Services

1.	Record Maintenance:

Maintain the following books and records of each Fund pursuant to Rule 31a-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”):

(a)

Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule.

(b)	General and auxiliary ledgers (or other records) related to the Services that are required pursuant to Rule 31a-1.

(c)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

2.	Accounting Services:

Perform the following accounting services for each Fund:

(a)

If applicable, allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act.

(b)

Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Client (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from the Adviser or other designee, as approved by the Board. The Service Provider acknowledges that it has received a copy of the Valuation Procedures. The Client instructs and authorizes Service Provider to provide information pertaining to the Funds’ investments to Fair Value Information Vendors in connection with the fair value determinations made under the Valuation Procedures and other legitimate purposes related to the services to be provided hereunder.

(c)

Note: The Client acknowledges that while Service Provider’s services related to fair value pricing are intended to assist the Client and the Board in its obligations to price and monitor pricing of Fund investments, Service Provider does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or factors.

(d)	Assist the Client in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Client’s Valuation Procedures.

(e)

Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.

(f)	Verify and reconcile with the Funds’ custodian all daily trade activity.

(g)

Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7- day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed).

Schedule 2 to Services Agreement

(h)

Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values to National Securities Clearing Corporation via the portfolio composition file.

(i)	Determine and report unrealized appreciation and depreciation on securities held by the Funds.

(j)

Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles.

(k)	If applicable, report to the Client, or as requested to the Board, the daily market pricing of securities in any money market funds, with the comparison to the amortized cost basis.

(l)	Update fund accounting system to reflect rate changes, as received from a Fund’s investment adviser or a third party vendor, on variable interest rate instruments.

(m)	Post Fund transactions to appropriate categories.

(n)

Accrue expenses of each Fund according to Instructions received from the Client’s Administrator, and submit changes to accruals and expense items to authorized officers of the Client (who are not Service Provider employees) for review and approval.

(o)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts.

(p)	Provide accounting reports in connection with the Client’s regular annual audit, and other audits and examinations by regulatory agencies.

(q)	Provide such periodic reports as the Parties shall agree upon, as set forth in a separate schedule.

(r)	Provide Board reporting as requested by the Client or its Board

3.	Financial Statements and Regulatory Filings:

Perform the following services related to the financial statements and related regulatory filing obligations for each Fund:

(a)	Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Client. The unaudited financial statements will include the following items:

◾	Unaudited Statement of Assets and Liabilities,

◾	Unaudited Statement of Operations,

◾	Unaudited Statement of Changes in Net Assets, and

◾	Unaudited Condensed Financial Information

(b)	Provide accounting information for the following: (in compliance with Reg. S-X, as applicable):

◾	Federal and state income tax returns and federal excise tax returns

◾	The Client’s annual reports with the SEC on Forms N-CEN and the N-CSR,

◾	The Client’s monthly schedules of investment for filing with the SEC on Form N-PORT

◾	The Client’s annual and semi-annual shareholder reports and quarterly Board meetings;

◾	Registration statements on Form N-1A and other filings relating to the registration of shares;

◾	Reports related to Service Provider’s monitoring of each Fund’s status as a regulated investment company

Schedule 2 to Services Agreement

under Subchapter M of the Internal Revenue Code of 1986, as amended;

◾	Annual audit by the Client’s auditors; and

◾	Examinations performed by the SEC.

(c)	Calculate portfolio turnover.

(d)	Calculate daily spread between NAV and market price of Shares.

(e)	Prepare schedule of Capital Gains and Losses.

(f)	If applicable, provide daily cash report.

(g)	Maintain and report security positions and transactions in accounting system.

(h)	Prepare Broker Commission Report.

(i)	Monitor expense limitations.

(j)	Maintain list of failed trades.

(k)	Provide unrealized gain/loss report.

(l)	Prepare and file annual Form N-CEN (Annual Report for Registered Investment Companies).

4.	Other Operating Activities

(m)	Provide the sub-certification pertaining to Service Provider’s Administration services consistent with the requirements of the Sarbanes-Oxley Act of 2002.

(n)	Provide Board reporting as requested by the Client or its Board of Trustees.

Schedule 2 to Services Agreement

Schedule 2 to Services Agreement

Services Provided by Citibank, N.A.

Appendix B -- Transfer Agency Services

Services

1.	Index Receipt Agent includes the following services:

(a)	Authorized Participant order capture

(b)	Portfolio Construction File production and distribution

(c)	ETF order processing and trade bursting

(d)	Provide ETF fail monitoring/collateral

2.	Shareholder Transactions

(a)

Perform and facilitate the performance of purchases and redemptions of Creation Units. Citibank will process AP trades via the Order Portal or a successor system of similar quality. In the event of a systems issue, Citibank will be responsible for providing alternative process to ensure order acceptance.

(b)	Issue Shares of the applicable Fund in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive.

(c)	Prepare and transmit by means of DTC’s book entry system payments for dividends and distributions on or with respect to the Shares declared by the Client on behalf of the applicable Fund.

(d)	Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request.

(e)

Record the issuance of Shares of the Fund and maintain a record of the total number of Shares of the Fund which are outstanding, and, based upon data provided to it by the Fund, the total number of authorized Shares.

(f)

Prepare and transmit to the Client and the Client’s administrator and to any applicable securities exchange (as specified to Service Provider by the Client or its administrator) information with respect to purchases and redemptions of Shares.

(g)	Calculate and transmit on each Business Day to the Client’s administrator the number of outstanding Shares for each Fund.

(h)	Transmit on each Business Day to the Client, the Client’s administrator and DTC the amount of Shares purchased on such day.

(i)

Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed.

3.	Compliance Reporting

(a)	Provide reports to the Securities and Exchange Commission and FINRA.

(b)	Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund.

4.	Shareholder Account Maintenance

(a)	Maintain the record of the name and address of DTC or its nominee as the sole shareholder of a Fund (the “Shareholder”) and the number of Shares issued by the Fund and held by the Shareholder.

(b)	Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request.

(c)	Maintain account documentation files for Shareholder.

5.	Anti-Money Laundering Services

In each case consistent with and as required or permitted by the anti-money laundering program of the Client (“AML Program”):

Schedule 2 to Services Agreement

(a)	Perform monitoring and reporting as may be reasonably requested by the Client’s CCO and compliance personnel.

6.	Board Reporting

(a)	Provide Board reporting as requested by the Client or its Board of Trustees.

7.	Notes and Conditions Related to Transfer Agency Services

(a)

Service Provider may require any or all of the following in connection with the original issue of Shares: (a) Instructions requesting the issuance, (b) evidence that the Board has authorized the issuance, (c) any required funds for the payment of any original issue tax applicable to such Shares, and (d) an opinion of the counsel to the Client about the legality and validity of the issuance.

(b)

Service Provider shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any Laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

(c)

Pursuant to purchase orders received in good form and accepted by or on behalf of the Client by the Distributor, Service Provider will register the appropriate number of book entry only Shares in the name of DTC or its nominee as the sole shareholders for each Fund and deliver Shares of such Fund in Creation Units on the Business Day next following the trade date to the DTC Participant Account of the Custodian for settlement.

(d)

Pursuant to such redemption orders that the Client’s index receipt agent receives from the Distributor, the Client or its agent, Service Provider will redeem the appropriate number of Shares of the applicable Fund in Creation Units that are delivered to the designated DTC Participant Account of Custodian for redemption and debit such shares from the account of the Shareholder on the register of the applicable Fund.

(e)

Service Provider will issue Shares of the applicable Fund in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by Service Provider. In issuing Shares of the applicable Fund through DTC to a purchaser, Service Provider shall be entitled to rely upon the latest Instructions that are received from the Client or its agent by the Index Receipt Agent (as set forth in section 3 of this Agreement) concerning the issuance and delivery of such shares for settlement.

(f)

Service Provider will not issue any Shares for a Fund where it has received an Instruction from the Client or written notification from any federal or state authority that the sale of the Shares of such Fund has been suspended or discontinued, and Service Provider shall be entitled to rely upon such Instructions or written notification.

(g)

The Client acknowledges and agrees that deviations requested by the Client from Service Provider’s written transfer agent compliance procedures (“Exceptions”) may involve operational and compliance risks, including a substantial risk of loss. Service Provider in its sole discretion may determine whether to permit an Exception. Exceptions must be requested in writing and shall be deemed to remain effective until the Client revokes the Exception request in writing. Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Service Provider acts in good faith and in accordance with the Standard of Care, Service Provider shall have no liability for any loss, liability, expenses or damages to the Client or any Shareholder resulting from such an Exception.

(h)

Service Provider is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Client with such bank or banks as are acceptable to the Client, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Client shall be deemed to be the customer of such bank or banks for purposes of such accounts and shall execute all requisite account opening documents in connection with such accounts. To the extent that the performance of such services hereunder shall require Service Provider to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Client shall provide such bank or banks with all Instructions and authorizations necessary for Service Provider to effect such disbursements.

(i)	Client represents and warrants that:

(i)

(A) by virtue of its organizational documents, Shares that are redeemed by the Client may be resold by the Client and (B) all Shares that are offered to the public are covered by an effective registration statement under the Securities Act of 1933, as amended and the 1940 Act.

(ii)	(A) the Client has adopted the AML Program, (B) the AML Program has been reasonably designed to

Schedule 2 to Services Agreement

facilitate Compliance by the Client with applicable anti-money laundering Laws and regulations (collectively, the “Applicable AML Laws”) in all relevant respects, (C) the AML Program has been approved by the Board, and (D) the delegation of certain services thereunder to Service Provider, as provided in Schedule 2 of this Agreement, has been approved by the Board.

(j)

The Client hereby represents that the sale of Shares are not subject to Blue Sky Laws and the Service Provider shall not be responsible for any registration, notification, tracking or other function related to the Blue Sky Laws of any state.

(k)

Citi acknowledges that the ETFs will be relying on Citi’s NSCC membership for processing eligible all ETF orders from Authorized Participants via NSCC. Accordingly, during the term of the Agreement, Citi will provide the use of its NSCC membership to be used by the ETFs and its distributor for processing any such NSCC order from Authorized Participants and will maintain such NSCC membership for such purpose.

Schedule 2 to Services Agreement

Annex to Schedule 2

List of Funds (as of the Effective Date)

Nuveen Growth Opportunities ETF
Nuveen ESG Large-Cap Value ETF
Nuveen ESG Small-Cap ETF
Nuveen ESG Large-Cap Growth ETF
Nuveen Enhanced Yield U.S. Aggregate Bond ETF
Nuveen ESG Mid-Cap Growth ETF
Nuveen ESG Mid-Cap Value ETF
Nuveen ESG U.S. Aggregate Bond ETF
Nuveen ESG International Developed Markets Equity ETF
Nuveen ESG Emerging Markets Equity ETF
Nuveen Short-Term REIT ETF
Nuveen ESG High Yield Corporate Bond ETF
Nuveen ESG 1-5 Year U.S. Aggregate Bond ETF
Nuveen ESG Large-Cap ETF
Nuveen Dividend Growth ETF
Nuveen Small Cap Select ETF
Nuveen Winslow Large-Cap Growth ESG ETF
Nuveen ESG Dividend ETF
Nuveen Global Net Zero Transition ETF

Schedule 2 to Services Agreement

Schedule 3 to Services Agreement

Dependencies

The Service Provider’s delivery of the Services and its other obligations in connection with the Agreement are dependent upon:

1.

The Client and its employees, agents, subcontractors, predecessor service providers and other Persons that are not employees or Agents of the Service Provider whose cooperation is reasonably required for the Service Provider to provide the Services and meet its obligations under any implementation plan agreed by the Parties (including, without limitation, investment advisors, custodians, and intermediaries) providing cooperation, information and, as applicable, Instructions to the Service Provider promptly, in agreed formats, by agreed media and within agreed timeframes as required to allow the Service Provider to (i) provide the Services, (ii) meet its obligations under any implementation plan agreed by the Parties, (iii) meet its other obligations under the Agreement, and (iv) resolve or reconcile discrepancies between or among data sources.

2.	The communications systems operated by the Client and third parties (other than Agents) in respect of activities that interface with the Services remaining fully operational.

3.

The authority, accuracy, truth and completeness of any information or data provided by the Client and its employees, current and predecessor Agents and other Persons (including, without limitation, investment advisors, custodians, and intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider.

4.	The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

5.	Any warranty, representation, covenant or undertaking expressly made by the Client under the Agreement being and remaining true and correct at all times.

6.	Any of the items listed in documents agreed between the Parties from time to time as being the responsibility of the Client.

7.	Without limitation to the foregoing, in connection with any implementation plan or Service Change plan agreed by the Parties, Dependencies shall include:

7.1

The Client agreeing to Service Change plan or, if applicable, implementation plan proposed by the Service Provider in a timely manner or negotiating changes in good faith and with reasonable promptness and diligence.

7.2

The Client satisfactorily completing in a timely fashion (including any deadlines imposed under the such Service Change plan or implementation plan) any software development, connectivity, or other obligations required to be completed by the Client or its Agents in order for the Service Provider to satisfy its obligations under such Service Change plan or implementation plan or perform the Services (unless such delay is caused by a failure of the Service Provider or an employee or Agent of the Service Provider, to complete in a timely manner any obligation of the Service Provider thereunder or otherwise, the completion of which by the Service Provider is not dependent upon another Dependency).

7.3	Timely delivery of technical data details and internal information of the Client, as reasonably requested by the Service Provider.

7.4	The Client meeting any obligations mutually agreed in writing in connection with such testing plans.

7.5

With respect to any functions or activities that are subject to acceptance testing by the Client in connection with any such Service Change plan or implementation plan, the timely delivery to the Service Provider of acceptance feedback and final acceptance, provided that with respect to any final acceptance the work and output meets any mutually agreed business, functional and technical requirements specifications in all material respects.

Schedule 3 to Services Agreement

Schedule 4 to Services Agreement

Confidentiality and Data Privacy Conditions

1.

Introduction. These conditions (“Conditions”) form part of the Services Agreement (the “Agreement”) that applies between the Client and the Service Provider in relation to the provision of Services to the Client pursuant to the Agreement. The purpose of these Conditions is to set out each Party’s obligations in relation to Confidential Information and Personal Data received from the other Party in connection with the provision of Services under the Agreement. Some provisions of these Conditions are region-specific and will only apply in respect of the regions or countries specified. In some countries, further country-specific terms are required, and these will be included in the local conditions for that country provided in writing to the Client.

2.

Protection of Confidential Information and Personal Data. The Receiving Party will treat the Disclosing Party’s Confidential Information and Personal Data as confidential in accordance with the terms hereof and exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information and Personal Data that the Receiving Party exercises to protect its own Confidential Information and Personal Data of a similar nature, and in any event, no less than reasonable care. (In this regard, the Service Provider has implemented, and agrees to maintain, information security policies and programs consistent with industry guidelines and all applicable statutes, rules or regulations, that include commercially reasonable administrative, physical and technical safeguards designed to (a) protect the privacy, confidentiality, integrity and availability of the Client’s Confidential Information and Personal Data against any reasonably foreseeable threats or hazards and (b) reasonably protect against accidental, unlawful or unauthorized access, copying, damage, destruction, disclosure, distribution, loss, manipulation, modification, processing, use, reuse, interception, or transmission of such Confidential Information and Personal Data).

2.1.

Administrative Safeguards. The Service Provider has implemented, and agrees to maintain, commercially reasonable administrative safeguards that include, but are not limited to, (i) security awareness training designed to ensure understanding of responsibilities in guarding against security events and unauthorized use or access to Confidential Information, (ii) logging procedures to proactively monitor user and system activity, (iii) due diligence processes for any approved subcontractors processing Confidential Information, (iv) access termination procedures for timely revocation of access, (v) periodic user entitlement review processes, (vi) software development and change management processes, and (vii) security incident management policies and procedures for the detection, investigation, notification, evidence preservation and remediation of any security incident.

2.2.

Physical Safeguards. The Service Provider has implemented, and agrees to maintain, commercially reasonable physical safeguards that include, but are not limited to, (i) access controls at facilities processing Confidential Information or Personal Data, (ii) secured transport and appropriate disposal of physical media and paper waste containing Confidential Information or Personal Data, and (iii) controls designed to protect against environmental hazards (e.g., water or fire damage).

2.3.

Technical Safeguards. The Service Provider has implemented, and agrees to maintain, commercially reasonable technical safeguards that include, but are not limited to, (i) logical separation of Confidential Information and Personal Data on information systems, (ii) access controls to maintain appropriate segregation of duties and limit access to information resources on a need-to-know and least privileged basis, (iii) complex passwords at least seven characters in length or pass phrases, changed on a regular basis, and stored and transmitted in a secure manner, (iv) device and software management controls to guard against viruses and other malicious or unauthorized software, (v) information system and software patching consistent with manufacturer recommendations, (vi) intrusion detection and prevention systems to guard against unauthorized information system access, (vii) encryption of Confidential Information and Personal Data at rest and transmitted across unsecure or public networks including enforcement of Transport Layer Security (encryption protocol) for e-mail exchanged between Service Provider and the Client, (viii) encryption of Confidential Information and Personal Data stored on mobile media, and mobile electronic devices, and (ix) audit logging that records user and system activities.

2.4.

Assessment & Remediation. The Client, acting through an authorized representative reasonably acceptable to the Service Provider, at no additional expense and with reasonable notice, may no more than once per year inspect documentation concerning the Service Provider’s information security practices and safeguards and may visit facilities relevant to the services provided to a Fund, provided, however, that no such documentation may be copied or removed from the Service Provider’s premises. The Service Provider, as its sole expense, shall commission an independent penetration test of externally facing information systems that process Confidential Information or

Schedule 4 to Services Agreement

Personal Data on at least an annual basis, remediate any material findings within a commercially reasonable timeframe, and provide a Fund with copies of any relevant independent SOC 1, SOC 2, SOC 3 reports or comparable reports and, if applicable, ISO 27001 certification to verify its compliance with its obligations under the Agreement.

3.

Use and disclosure of Confidential Information. The Disclosing Party hereby grants the Receiving Party the right to use and disclose the Disclosing Party’s Confidential Information to the extent necessary to accomplish the relevant Permitted Purposes and as otherwise expressly set forth in these Conditions. The Receiving Party will only use and disclose the Disclosing Party’s Confidential Information to the extent permitted in these Conditions.

4.

Exceptions to confidentiality. Notwithstanding anything in these Conditions to the contrary, the restrictions on the use and disclosure of Confidential Information in these Conditions do not apply to information that: (i) is in or enters the public domain other than as a result of the act or omission of the Receiving Party or its Affiliates, or their respective Representatives, in breach of these Conditions; (ii) is obtained by the Receiving Party from a third party believed by the Receiving Party to have authority to provide it or already known by the Receiving Party, in each case without notice of any obligation to maintain it as confidential; (iii) was independently developed by the Receiving Party without use of, or reliance upon or reference to the Disclosing Party’s Confidential Information; or (iv) an Authorized Persons has agreed that the Receiving Party may disclose it; (v) constitutes Anonymized and/or Aggregated Data; or (vi) is required to be disclosed by judicial or administrative process or otherwise by applicable law or regulation.

5.	Authorized disclosures.

5.1

Affiliates and Representatives. The Receiving Party may disclose the Disclosing Party’s Confidential Information to Receiving Party’s Affiliates and to those of the Receiving Party’s and its Affiliates’ respective Representatives who have a “need to know” such Confidential Information, although only to the extent necessary to fulfil the relevant Permitted Purposes. The Receiving Party shall ensure that any of its Affiliates and such Representatives to whom the Disclosing Party’s Confidential Information is disclosed pursuant to this Condition 5.1 shall be bound to treat such Confidential Information as confidential and to use it for only the relevant Permitted Purposes.

5.2

Other disclosures. Service Provider Recipients may: (i) disclose the Client‘s Confidential Information to such parties as may be designated by the Client (for example, the Client’s shared service centre) and to Client Affiliates; and (ii) disclose the Client’s Confidential Information to Payment Infrastructure Providers and Securities Infrastructure Providers on a confidential basis to the extent necessary for the provision of the Services under the Agreement.

5.3

Payment reconciliation. When the Client instructs the Service Provider to process, investigate or reconcile a payment or transaction between an account of the Client or one of its customers and a third party’s account, the Service Provider may disclose to the third party the Client’s name, address and account number (and such other Client Confidential Information as may be reasonably required by the third party to effect such payments or transaction, respond to requests from information about such payments or transactions, or perform payment or transaction reconciliations).

5.4

Legal and regulatory disclosure. The Receiving Party (and, where the Service Provider is the Receiving Party, Service Provider Recipients, Payment Infrastructure Providers and Securities Infrastructure Providers and where the Client is the Receiving Party, Client Affiliates and their respective Representatives and Third Party Service Providers) may disclose the Disclosing Party’s Confidential Information pursuant to legal process, or pursuant to any other foreign or domestic legal and/or regulatory obligation or request, and/or legal, regulatory, tax and government authorities, and persons from whom they receive or to whom they make, process, administer or reconcile payments or other financial transactions on behalf of the Disclosing Party (“Required Disclosure”). In the event the Receiving Party must make a Required Disclosure, the Receiving Party shall (i), to the extent permitted by applicable Law, use commercially reasonable efforts to notify the Disclosing Party of such Required Disclosure prior to making such Required Disclosure, so that the Disclosing Party may have an opportunity to object to such disclosure or to obtain a protective order or other appropriate relief, (ii) provide such reasonable cooperation and assistance as the Disclosing Party may reasonably request in any effort by the Disclosing Party to obtain such relief, and (iii) take reasonable steps to limit the amount of Confidential Information so disclosed and to protect its confidentiality.

Schedule 4 to Services Agreement

6.

Retention and deletion. On termination of the Agreement, each of the Client and Service Provider Recipients shall be entitled to retain and use the other party’s Confidential Information, subject to the confidentiality and security obligations herein, for legal, regulatory, audit and internal compliance purposes and in accordance with their internal records management policies to the extent that this is permissible under Laws and regulations applicable to the Receiving Party, but shall otherwise securely destroy or delete such Confidential Information. Notwithstanding the foregoing, the Receiving Party shall not be obliged to destroy electronic records. Upon the reasonable request of the Client, copies of any books and records shall be provided by the Service Provider to the Client or its authorized representative or any successor service provider.

7.	Data privacy.

7.1

Compliance with Law. The Receiving Party will comply with local data protection Laws applicable to the Receiving Party in Processing Disclosing Party Personal Data in connection with the provision or receipt of Services under the Agreement.

7.2

Confidentiality and security. The Service Provider will, and will use reasonable endeavors to ensure that Service Provider Affiliates and Third Party Service Providers will, implement reasonable and appropriate technical and organizational security measures to protect Client Personal Data that is within its or their custody or control against unauthorized or unlawful Processing and accidental destruction or loss.

7.3

Purpose limitation. The Client hereby authorizes and instructs the Service Provider to Process Client Personal Data in accordance with and as permitted by these Conditions and to the extent reasonably required for the relevant Permitted Purposes for the period of time reasonably necessary for the relevant Permitted Purposes. The Service Provider shall not Process Client Personal Data for any other purpose unless expressly authorized or instructed by the Client.

7.4

International transfer. The Client acknowledges that in the course of the disclosures described in Condition 5 (Authorized disclosures) above, Disclosing Party Personal Data may be disclosed to recipients located in countries that do not offer a level of protection for those data as high as the level of protection in the country in which the Service Provider is established or the Client is located.

7.5

Consent and warranty. To the extent that the Client is the Data Subject of Client Personal Data Processed by the Service Provider, then the Client consents to the Service Provider’s Processing of all of such Client Personal Data as described in these Conditions. To the extent that the Service Provider Processes Client Personal Data about other Data Subjects (for example, the Client’s personnel or Related Parties or the Client’s customers), the Client warrants that to the extent required by applicable Law or regulation it has provided notice to and obtained consent from such Data Subjects in relation to the Service Provider’s (and its Affiliates’ and Third Party Service Providers’) Processing of their Personal Data as described in those Conditions (and will provide such notice or obtain such consent in advance of providing similar information for such Processing to the Service Provider of such Affiliates or Third Party Service Providers in future). The Client further warrants that any such consent has been granted by these Data Subjects for the period reasonably required for the realization of the relevant Permitted Purposes. The parties acknowledge and agree that the above consent may not be required if the Processing is necessary for the performance of obligations resulting from a contract with the Data Subject or imposed by Law, or for the purposes of legitimate interests pursued by the Service Provider or a person to whom the Client Personal Data are disclosed which are not outweighed by prejudice to the rights, freedoms or legitimate interests of the Data Subjects or (other than where the Service Provider is established in Austria and/or the Czech Republic) for the Processing of information relating to persons other than living individuals. Service Provider’s Affiliates shall be third party beneficiaries of the Client’s warranties in this Condition 7.5.

7.6

Employee reliability and training. The Service Provider will take reasonable steps to ensure the reliability of its employees who will have access to Client Personal Data and will ensure that those of its employees who are involved in the Processing of Client Personal Data have undergone appropriate training in the care, protection and handling of Personal Data.

7.7

Audit. The Service Provider shall provide the Client with such information as is reasonably requested by the Client to enable the Client to satisfy itself of the Service Provider’s compliance with its obligations under these Conditions. Nothing in these Conditions shall have the effect of requiring the Service Provider, its Affiliates or

Schedule 4 to Services Agreement

any Third Party Service Provider to provide information that may cause it to breach its respective confidentiality obligations to third parties or its respective internal data security and confidentiality policies and procedures.

8.

Security Incidents. If the Service Provider becomes aware of a Security Incident, the Service Provider will investigate and remediate the effects of the Security Incident in accordance with its internal policies and procedures and the requirements of Law and regulation applicable to Service Provider. The Service Provider will notify the Client as promptly as reasonably possible under the circumstances, upon learning of a Security Incident involving a Fund’s Confidential Information or Personal Data, unless the Service Provider is subject to a legal or regulatory constraint, or if it would compromise the Service Provider’s investigation. Notification shall take the form of a phone call to the designated Client contact(s) and shall include at a minimum, (a) problem statement or description, (b) expected resolution time (if known), and (c) the name and phone number of the Service Provider representative that the Fund may contact to obtain updates. The Service Provider agrees to keep the Client informed of progress and actions taken to resolve the incident and cooperate with the Client in any litigation or investigation arising from said incident. The Service Provider will provide reasonable information and assistance to the Client to help the Client to meet its obligations to Data Subjects and regulators. Unless such disclosure is mandated by Law, the Client in its sole discretion will determine whether to provide explicit notification to a Fund’s shareholders, customers or employees concerning incidents involving a Fund’s personally identifiable information relating to such persons. The parties agree that where the Service Provider has no direct contractual relationship with Data Subjects whose data have been compromised in a Security Incident, the Client will be responsible for making any notifications to regulators and individuals that are required under applicable data protection Law or regulation. Neither the Service Provider nor the Client will issue press or media statements or comments in connection with the Security Incident that name the other party unless it has obtained the other party’s prior written consent.

9.	Data protection: EEA and Jersey - specific provisions. The following provisions of this apply only where the Service Provider is established in the European Economic Area or Jersey:

9.1

Withdrawal of consent. Consent to the Processing of Personal Data is voluntary and Data Subjects may withdraw their consent to this Processing. However, if consent is withdrawn and unless the Service Provider is entitled to continue the relevant processing without consent, this may prevent the Service Provider from providing Services under the Agreement. Data Subjects may have recourse to the courts in the event that their rights have been infringed.

9.2

Data subject rights. Data Subjects may object, by request and free of charge, to the Processing or Disclosing Party Personal Data relating to them for certain purposes, including direct marketing, and may access and rectify, or request deletion in compliance with local Law and the terms herein, of Disclosing Party Personal Data relating to them, and may request not to be subject to an automated decision. More information about the Service Provider’s Processing of Client Personal Data, the relevant data protection authority and data processing registrar, if applicable, may be obtained by contacting the Client’s account manager.

9.3

Data processor. If and to the extent that the Service Provider’s Processing activities in relation to Client Personal Data cause it to be regarded as a data processor for the Client, the Service Provider will act only on the Client’s Instructions in relation to such data. Client’s Instructions are as specified in Condition 7.3.

9.4

Information and assistance. The Service Provider shall provide such information and assistance to the Client as the Client may reasonably request in order to enable the Client to comply with the rights of Data Subjects or with information notices served by any data protection authority.

9.5

Recipients. Clients of Service Provider establishments in Bulgaria, the Czech Republic, Hungary, Italy and Spain may obtain further information about Service Provider Affiliates, the Service Provider’s Third Party Service Providers and Payment Infrastructure Providers and Securities Infrastructure Providers to whom their Personal Data has been disclosed on request from the Client’s account manager.

10.	Definitions. Capitalized terms used in these Conditions shall have the meanings given to them in the Services Agreement or as set out below:

“Affiliate” means either a Service Provider Affiliate or a Client Affiliate, as the context may require;

Schedule 4 to Services Agreement

“Anonymized and/or Aggregated Data” means information relating to the Disclosing Party or its Related Parties (or, in the case of Client, its customers) received or generated by the Receiving Party in connection with the provision or receipt of the Services under the Agreement and in respect of which all personal identifiers have been removed, and/or which has been aggregated with other data, in both cases such that the data cannot identify or be reverse engineered to identify the Disclosing Party, its Affiliates or Related Parties or their respective customers or Representatives, or a natural person;

“Conditions” means these Confidentiality and Data Privacy Conditions;

“Confidential Information” means:

(A)  where the Disclosing Party is the Client or a Client Affiliate, or any of their respective Representatives: information relating to the Client or Client Affiliates or their respective Representatives or Related Parties received by Service Provider Recipients in the course of providing Services under the Agreement to the Client, including all Client Personal Data, Client’s transactional information, and any other information that is either designated by the Client as confidential at the time of disclosure or that a reasonable person would consider to be of a confidential or proprietary nature; or

(B)  where the Disclosing Party is the Service Provider or a Service Provider Affiliate, or any of their respective Representatives or Third Party Service Providers or technology or data licensors: information relating to the Service Provider or Service Provider Affiliates or their respective Representatives, Third Party Service Providers or technology or data licensors, received or accessed by the Client, Client Affiliates and their respective Representatives in connection with the receipt of Services under the Agreement, including Service Provider Personal Data, information relating to the Service Provider’s products and services and the terms and conditions on which they are provided, technology (including software, the form and format of reports and on-line computer screens), pricing information, internal policies, operational procedures and any other information that is either designated by the Service Provider as confidential at the time of disclosure or that a reasonable person would consider to be of a confidential or proprietary nature;

“Control” means that an entity possesses directly or indirectly the power to direct or cause the direction of the management and policies of the other entity, whether through the ownership of voting shares, by contract or otherwise;

“Client Affiliate” means any entity, present or future, that directly or indirectly Controls, is Controlled by, or is under common Control with Client, and any branch thereof, including, without limitation, if the Client is an investment adviser or other financial institution, pooled investment vehicles managed or sponsored by the Client with respect to which Service Provider provides Services under the Agreement;

“Client Personal Data” means Personal Data relating to a Data Subject received by or on behalf of the Service Provider from the Client, Client Affiliates and their respective Representatives and Related Parties in the course of providing Services under the Agreement to the Client. Client Personal Data may include names, contact details, identification and verification information, nationality and residency information, taxpayer identification numbers, voiceprints, Service Provider account and transactional information (where legally permissible), to the extent that these amount to Personal Data under applicable local data protection or data privacy Law;

“Data Subject” means a natural person who is identified, or who can be identified directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy Law with respect to such natural person. For the purpose of these Conditions, Data Subjects may be the Client, Client Affiliates, the Service Provider, their personnel, Related Parties, customers of the Client, suppliers, payment remitters, payment beneficiaries or other persons;

“Disclosing Party” means a Party to the Agreement that discloses Confidential Information to the other Party;

“Disclosing Party Personal Data” means Personal Data provided by or on behalf of the Disclosing Party to the Receiving Party in the course of the provision or receipt of the Services under the Agreement;

“Payment Infrastructure Provider” means a payments clearance system or other third party which forms part of a payment system infrastructure, including without limitation communications, clearing or payment systems and intermediary banks or correspondent banks who are not agents of the Service Provider;

“Permitted Purposes” in relation to the Service Provider’s use of Client’s Confidential Information means the following purposes: (i) to provide Services under the Agreement to the Client and, where contemplated by the Agreement, the Client’s Affiliates and Related Parties, in accordance with the Agreement; (ii) to undertake activities directly related to the provision of Services under the Agreement, such as, by way of non-exhaustive example: (a) to fulfil foreign and domestic legal, regulatory and compliance requirements (including US anti-money laundering obligations applicable to the Service Providers and its Affiliates) and comply with any Law applicable to any of the Service Provider, Service Provider Affiliates and their respective Third Party Service Providers; (b) to verify the identity of Client representatives who contact the Service Provider or may be contacted by the

Schedule 4 to Services Agreement

Service Provider; (c) for risk assessment, statistical, trend analysis and planning purposes; (d) to monitor and record calls and electronic communications with the Client and its Affiliates and Related Parties and their respective Representatives for quality, training, investigation and fraud prevention purposes; (e) for crime detection, prevention, investigation and prosecution; (f) to enforce or defend the Service Provider’s, its Affiliates’ and Third Party Service Providers’ rights; and (g) to manage the Service Provider’s relationship with the Client and, where Services may be consumed by them as contemplated by the Agreement, the Client’s Affiliates and Related Parties, which may include providing information to Client and Client Affiliates and Client’s Related Parties about the Service Provider’s and Service Provider Affiliates’ products and services; and (iii) the purposes set out in Condition 5 (Authorized disclosures);

“Permitted Purposes” in relation to the Client’s use of the Service Provider’s Confidential Information means the following purposes: (i) to enjoy the benefit of, enforce or defend its rights and perform its obligations in connection with the receipt of Services from the Service Provider in accordance with the Conditions, (ii) to manage the Client’s relationship with the Service Provider, Service Provider Affiliates and Related Parties; and (iii) to undertake activities directly related to the receipt of Services under the Agreement, such as, by way of non-exhaustive example: (a) to fulfil foreign and domestic legal, regulatory and compliance requirements (including US anti-money laundering obligations applicable to the Client and its Affiliates) and comply with any Law applicable to any of the Client, Client Affiliates and their respective Third Party Service Providers; (b) to verify the identity of Service Provider representatives who contact the Client or may be contacted by Client; (c) for risk assessment, statistical, trend analysis and planning purposes; (d) to monitor and record calls and electronic communications with the Service Provider and its Affiliates and Related Parties and their respective Representatives for quality, training, investigation and fraud prevention purposes; (e) for crime detection, prevention, investigation and prosecution; and (f) to enforce or defend the Client’s, its Affiliates’ and Third Party Service Providers’ rights; and (iii) the purposes set out in Condition 5 (Authorized disclosures);

“Personal Data” means any information that can be used, directly or indirectly, alone or in combination with other information, to identify an individual, and may include Client Personal Data, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy Law;

“Processing” of Personal Data means any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy Law with respect to such Personal Data;

“Receiving Party” means a Party to the Agreement that receives Confidential Information from the other Party to the Agreement;

“Related Party” means any natural person or entity, or branch thereof, that: (i) owns, directly or indirectly, stock of the Client, if the Client is a corporation, (ii) owns, directly or indirectly, profits, interests or capital interests in the Client, if the Client is a partnership, (iii) is treated as the owner of the Client, if the Client is a “grantor trust” under sections 671 through 679 of the United States Internal Revenue Code or is of equivalent status under any similar Law of any jurisdiction, domestic or foreign, (iv) holds, directly or indirectly, beneficial interests in the Client, if the Client is a trust; or (v) exercises control over the Client directly or indirectly through ownership or any arrangement or other means, if the Client is an entity, including (a) a settlor, protector or beneficiary of a trust, (b) a person who ultimately has a controlling interest in the Client, (c) a person who exercises control over the Client through other means, such as manager of a limited liability company or a general partner of a partnership, or (d) the senior managing official of the Client; or (vi) an investment adviser that provides services to or for the benefit of Client or a Client Affiliate;

“Representatives” means a Party’s officers, directors, employees, agents, representatives, professional advisers and Third Party Service Providers;

“Securities Infrastructure Provider” means a securities exchange or settlement system or other third party which forms part of a securities settlement infrastructure, including without limitation communications, clearing or payment systems and brokers, dealers and banks;

“Security Incident” means (i) the actual unauthorized access to or use of the Confidential Information or Personal Data of the Client, Client Affiliates or Client’s Third Party Service Providers, or (ii) the unauthorized disclosure, loss, theft or manipulation of such parties’ Confidential Information or Personal Data that has the potential to cause harm;

“Service Provider Affiliate” means any entity, present or future, that directly or indirectly Controls, is Controlled by or is under common Control with the Service Provider, and any branch or representative offices thereof, including Citibank, N.A. and Citigroup Technologies, Inc.;

“Service Provider Personal Data” means Personal Data relating to a Data Subject received by the Client from the Service Provider, Service Provider Affiliates and/or their respective Representatives or Third Party Service Providers in the course of receiving Services under the Agreement from the Service Provider or such Service Provider Affiliates and/or Representatives or Third Party

Schedule 4 to Services Agreement

Service Providers. Service Provider Personal Data may include names and contact details, to the extent that these amount to Personal Data under applicable local data protection or data privacy Law;

“Service Provider Recipients” means the Service Provider, Service Provider Affiliates and their respective Representatives and Third Party Service Providers; and

“Third Party Service Provider” means a third party reasonably selected by the Receiving Party or its Affiliate to provide services to it and who is not a Payment Infrastructure Provider or Securities Infrastructure Provider. Examples of Third Party Service Providers include technology service providers, business process outsourcing service providers and call center service providers.

Schedule 4 to Services Agreement